UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 9, 2013
Entergy Arkansas, Inc.
(Exact name of registrant as specified in its charter)

Arkansas	1-10764	71-0005900
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
425 West Capitol Avenue, Little Rock, Arkansas		72201
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(501) 377-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 9, 2013, Jefferson County, Arkansas (“Jefferson County”) issued and sold in a public offering for the benefit of Entergy Arkansas, Inc. (the “Company”) $54,700,000 aggregate principal amount of tax-exempt revenue bonds (the “Jefferson Bonds”) and Independence County, Arkansas (“Independence County”) issued and sold in a public offering for the benefit of the Company $45,000,000 aggregate principal amount of tax-exempt bonds (the “Independence Bonds”, together with the Jefferson Bonds, the “Bonds”).

The Jefferson Bonds bear interest at the rate of 1.55%, payable semi-annually on April 1 and October 1 of each year, commencing April 1, 2013, and mature on October 1, 2017.   The Independence Bonds bear interest at the rate of 2.375%, payable semi-annually on January 1 and July 1 of each year, commencing July 1, 2013, and mature on January 1, 2021.

The Jefferson Bonds were issued under a Trust Indenture, dated as of January 1, 2013 (the “Jefferson Indenture”), between Jefferson County and Simmons First Trust Company, National Association, as Trustee (the “Trustee”).  The Jefferson Bonds are payable solely from payments to be made by the Company pursuant to a loan agreement, dated as of January 1, 2013, between the Company and Jefferson County (the “Jefferson Loan Agreement”), pursuant to which Jefferson County has loaned the proceeds of the Jefferson Bonds to the Company.  The Independence Bonds were issued under a Trust Indenture, dated as of January 1, 2013 (the “Independence Indenture” and, together with the Jefferson Indenture, the “Indentures”), between Independence County and the Trustee.  The Independence Bonds are payable solely from payments to be made by the Company pursuant to a loan agreement, dated as of January 1, 2013, between the Company and Independence County (the “Independence Loan Agreement” and, together with the Jefferson Loan Agreement, the “Loan Agreements”), pursuant to which Independence County has loaned the proceeds of the Independence Bonds to the Company.

The Jefferson Bonds are secured by a pledge and assignment by Jefferson County to the Trustee of the revenues derived from the payments to be made by the Company pursuant to the Jefferson Loan Agreement, which payments are intended to be sufficient to enable the Trustee to pay when due the principal of and interest on the Jefferson Bonds.  The Jefferson Bonds are secured by a pledge and assignment by Jefferson County to the Trustee of the revenues derived from the payments to be made by the Company pursuant to the Jefferson Loan Agreement, which payments are intended to be sufficient to enable the Trustee to pay when due the principal of and interest on the Jefferson Bonds.

The obligation of the Company under the Jefferson Loan Agreement to make such payments is evidenced by a series of the Company’s first mortgage bonds (the “Series G Mortgage Bonds”), issued and delivered under the Seventy-second Supplemental Indenture, dated as of January 1, 2013 (the “Supplemental Indenture”), to the Company’s Mortgage and Deed of Trust dated as of October 1, 1944, with Deutsche Bank Trust Company Americas (successor to Guaranty Trust Company of New York) and (as to property, real or personal, situated or being in Missouri) The Bank of New York Mellon (successor to Marvin A. Mueller), as trustees, as supplemented and modified (the “Mortgage”).  The obligation of the Company under the Independence Loan Agreement to make such payments is evidenced by a separate series of the Company’s first mortgage bonds (the “Series H Mortgage Bonds” and, together with the Series G Mortgage Bonds, the “Mortgage Bonds”), also issued and delivered under the Supplemental Indenture.

The Series G Mortgage Bonds were issued and delivered to Jefferson County who then pledged and assigned to the Trustee for the benefit of the holders of the Jefferson Bonds, and the Series H Mortgage Bonds were issued and delivered to Independence County who then pledged and assigned to the Trustee for the benefit of the holders of the Independence Bonds, all rights, title and interests in, to and under such respective series of Mortgage Bonds (including the right to receive such series of Mortgage Bonds under the related Loan Agreement).  As holder of the Mortgage Bonds, the Trustee, ratably with the holders of all other first mortgage bonds outstanding under the Mortgage, enjoys the benefit of the Mortgage, which constitutes a first mortgage lien on, subject to certain exceptions, substantially all of the property of the Company.

The proceeds received by each of Jefferson County and Independence County from the sale of the respective series of Bonds, together with other funds provided by the Company, were used or will be used to refinance the Company’s obligations with respect to certain outstanding series of pollution control revenue bonds issued by each of the respective counties.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Indentures, the Loan Agreements, the Supplemental Indenture and the Mortgage.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
4(a)	Trust Indenture, dated as of January 1, 2013, between Jefferson County and Simmons First Trust Company, National Association authorizing Bonds (Entergy Arkansas, Inc. Project) Series 2013.
4(b)	Loan Agreement, dated as of January 1, 2013, between Jefferson County and Entergy Arkansas, Inc. relating to Revenue Bonds (Entergy Arkansas, Inc. Project) Series 2013.
4(c)	Trust Indenture, dated as of January 1, 2013, between Independence County and Simmons First Trust Company, National Association authorizing Bonds (Entergy Arkansas, Inc. Project) Series 2013.
4(d)	Loan Agreement, dated as of January 1, 2013, between Independence County and Entergy Arkansas, Inc. relating to Revenue Bonds (Entergy Arkansas, Inc. Project) Series 2013.
4(e)	Seventy-second Supplemental Indenture, dated as of January 1, 2013, establishing the terms of the Mortgage Bonds.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entergy Arkansas, Inc.
(Registrant)
Date January 9, 2013
/s/ Steven C. McNeal
(Signature) Steven C. McNeal Vice President and Treasurer